                                                           EXHIBIT 4.1
                           U.S. HOME CORPORATION

                  1998 KEY EMPLOYEES RESTRICTED STOCK PLAN


                  1.   Purpose.

                  The purpose of the U.S. Home Corporation Key Employees Restricted Stock Plan (the "Plan") is to create incentives for the corporate officers, presidents of operations and division presidents of U.S. Home Corporation (the "Company") to provide services to the Company over a long period of time and to enhance the level of performance of the Company by awarding such employees shares of Stock (as defined herein) subject to certain vesting requirements.

                  2.   Administration.

                  (a) A committee (the "Committee"), which shall initially be the Compensation and Stock Option Committee of the board of directors of the Company (the "Board"), and which will be comprised of at least three members of the Board, all of whom are "disinterested persons" (as defined below), will (i) administer the Plan, (ii)
establish, subject to the provisions of the Plan, such rules and regulations as it may deem appropriate for the proper administration of the Plan and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the Plan or the Stock issued thereunder as it may deem necessary or advisable. The members of the Committee may be appointed from time to time by the Board and serve at the pleasure of the Board. The Committee will hereinafter be referred to as the "Administrator."

                  (b) For the purposes of this Section 2, a "disinterested person" is a person who, on a given date, is disinterested within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  3.   Stock.

                  The stock which is the subject of the Plan will be the shares of common stock of the Company, $.01 par value per share (the "Stock"), whether authorized and unissued or treasury stock. The total number of shares of Stock which may be issued under the Plan will not exceed, in the aggregate, 120,000.

                  4.   Award of Stock.

                  (a) All of the corporate officers, presidents of operations and division presidents of the Company listed on Schedule A attached hereto (each an "Employee" and collectively, "Employees") shall be eligible to receive Stock in accordance with the terms hereof.

                  (b) In consideration of future services to be provided by each Employee to the Company, each corporate officer and president of operations shall be awarded 5,000 shares of Stock and each division president will be awarded 1,000 shares of stock.

                  (c) The Administrator shall have the right pursuant to the terms hereof to award Stock to any individual who becomes a corporate officer, president of operations or division president of the Company after the effective date of the Plan. The Administrator shall make such award substantially in accordance with the terms of the Plan, including the vesting requirements contained in Section 5 hereof, but shall be permitted to award a smaller number of shares of Stock based on the date on which the individual commences employment as a corporate officer, president of operations or division president of the Company.

                  5.   Vesting.

                  (a) On each Vesting Date, unless all shares of Stock awarded to each Employee shall have previously vested with each employee and subject to the forfeiture provisions contained herein, a percentage of the shares of Stock awarded hereunder to each Employee shall vest with each Employee such that the cumulative percentage of total shares of Stock vested with each Employee shall be the greatest of the applicable percentages set forth below:

    i.       (A)      30% as of the Vesting Date in the year 2003;
             (B)      40% as of the Vesting Date in the year 2004;
             (C)      50% as of the Vesting Date in the year 2005;
             (D)      60% as of the Vesting Date in the year 2006;
             (E)      70% as of the Vesting Date in the year 2007;
             (F)      80% as of the Vesting Date in the year 2008;
             (G)      90% as of the Vesting Date in the year 2009;
             (H)      100% as of the Vesting Date in the year 2010;

    ii. If the Earnings per Share (as defined herein) for a fiscal year ending on or before December 31, 2001 is:

             (A) greater than $6.74 and less than or equal to $6.99, then 25%;
             (B) greater than $6.99 and less than or equal to $7.49, then 50%; (C) greater than $7.49, then 100%;

             provided, however, that no Employee shall be required to forfeit any shares of Stock previously vested hereunder.

                  For purposes hereof, "Earnings per Share" means the "Diluted Earnings Per Common Share" based upon the audited financial statements of the Company for such year as reported in the Company's annual report or other SEC filings excluding extraordinary gains or losses and prior to giving effect to accelerated vesting of restricted stock issued under the terms of this Plan; provided, however, that gains or losses from the sale or disposition of any asset, other than land, with a book cost in excess of ten million dollars ($10,000,000) may be excluded at the discretion of the Administrator.

                  The Earnings per Share amounts set forth in Section 5(a)(ii) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of Stock resulting from payment of a stock dividend on the Stock, a subdivision or combination of the Stock, or a reclassification of the Stock, and in the event of a consolidation or merger.

                  (b) In the event an Employee is not employed by the Company on or prior to December 31 of any year which is immediately prior to any Vesting Date, due to voluntary termination of employment by the Employee or termination for Cause (as defined herein), all of the shares of Stock remaining to be vested with such Employee hereunder and all rights arising from such shares of Stock shall be forfeited by such Employee and returned to the Company.

                  (c) For purposes of the Plan, a voluntary termination by an Employee will not be deemed to occur in the event such Employee is Constructively Terminated (as defined herein).

                  (d) In the event an Employee is terminated without Cause prior to January 1, 2003, 20% of the shares of Stock awarded hereunder shall immediately vest with such Employee and the remaining shares of Stock to be vested hereunder and all rights arising from such shares of Stock shall be forfeited by such Employee and returned to the Company.

                  (e) In the event there is a Change of Control (as defined herein), all shares of Stock remaining to be vested with such Employee hereunder shall immediately vest with such Employee. The Company shall immediately cause the issuance to such Employee of appropriate stock certificates representing such shares of Stock in such Employee's name in accordance with Section 6 hereof.

                  (f) In the event an Employee dies, is Permanently Disabled (as defined herein), or retires after age 60 with not less than 20 years of employment by the Company, the Administrator shall have the authority, in its sole discretion, to vest such Employee (or such Employee's estate, if applicable) in as many shares of Stock as the Administrator shall deem appropriate, based upon such Employee's prior job performance.

                  (g) For purposes of the Plan:

                      i. "Base Salary" shall mean an amount equal to an Employee's maximum annual base salary in effect at any time after the effective date of the Plan, excluding any incentive compensation or bonus payable or paid to an Employee.

                      ii. "Cause" means (1) an Employee's continuing willful failure to perform his duties with respect to the Company
(other than as a result of total or partial incapacity due to physical or mental illness), (2) gross negligence or malfeasance by an Employee in the performance of his duties with respect to the Company, (3) an act or acts on an Employee's part constituting a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by such Employee at the expense of the Company or (4) any other circumstances set forth in an employment agreement between the Company and such Employee which would constitute grounds for the Company to terminate the employment of such Employee for cause (as defined in the applicable employment agreement).

                  iii. "Change of Control" shall mean any of the following: (i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person or group of persons (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding equity of the Company (as determined under paragraph (d) of Rule 13d-3 under the Exchange Act, in the case of rights to acquire Stock, $.01 par value per share; (ii) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise whether or not the Company is the continuing or surviving entity) that results in, or that is in connection with, any person or group of persons (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), acquiring beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding equity of the Company (as determined under paragraph (d) of Rule 13d-3 under the Exchange Act, in the case of rights to acquire the Stock) or of any person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that possesses beneficial ownership (as such term is defined in Rule 13d-4 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding equity of the Company; (iii) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any person or group of persons (within the meaning of Section 13(d) of the Exchange Act) in one transaction or a series of related transactions; provided, that a transaction where the holders of all classes of the then outstanding equity of the Company immediately prior to such transaction own, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of all classes of equity of such person or group immediately after such transaction will not be a Change of Control under this clause (iii); (iv) the liquidation or dissolution of the Company; provided, that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (iii) above will not constitute a Change of Control under this clause (iv); or (v) a change in a majority of the members of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by the Company's stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

                  iv. If the Employee is a Corporate Officer or President of Operations, "Constructively Terminated" means (1) a reduction in an amount equal to or greater than 15 percent of an Employee's Base Salary,
(2) a material reduction in an Employee's job function, duties or responsibilities or (3) a required relocation of an Employee of more than 50 miles from such Employee's current job location; provided, however, that the employment with the Company or its divisions or subsidiaries of a President of Operations will not be deemed to be Constructively Terminated in the event he or she is required to be a Division Chairman or Division President with the Company or its divisions or subsidiaries and has job functions, duties or responsibilities of a Division Chairman or Division President and/or is required to relocate in connection with such change in position; provided,
further,   that  the   employment   of  an  Employee  will  not  be  deemed
Constructively Terminated unless such Employee actually terminates his or her employment with the Company within 60 days after the occurrence of an event specified in clause (1), (2) or (3) above.

                  v. If the employee is a Division President,
"Constructively  Terminated" means a reduction in an amount equal to or
greater than 15 percent of an Employee's Base Salary; provided   that  the
employment of an Employee will not be deemed Constructively Terminated unless such Employee actually terminates his or her employment with the Company within 60 days after the reduction in Base Salary.

                  vi. "Permanently Disabled" means physical or mental incapacity of such nature that an Employee is unable to engage in or perform the principal duties of his customary employment or occupation on a continuing or sustained basis. All determinations as to the date and extent of disability of any Employee shall be made by the Administrator upon the basis of such evidence as it deems necessary or desirable.

                  vii "Vesting Date" means the date each year, commencing in 2000 and through 2010, on which the Company releases its financial results for the previous fiscal year.

                  6.    Stock Certificates.

                  (a) Each Employee shall receive a stock certificate reflecting the number of shares of Stock awarded hereunder. Such certificate shall be registered in the name of such Employee and shall bear the following legend:

            The securities (the "Shares") represented by this stock certificate are restricted by the terms of the U.S. Home Corporation 1998 Key Employees Restricted Stock Plan ("Restricted Stock Plan"), which contains provisions affecting the rights and obligations of the holder of the Shares and restrictions on the transfer of the Shares. Any transfer of the Shares represented by this stock certificate in violation of the Restricted Stock Plan is null and void.

                  (b) The Administrator may, in its sole discretion, require that the stock certificates evidencing the shares of Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of receiving the shares of Stock, the Employee shall have delivered a stock power, endorsed in blank, relating to the shares of Stock. If and to the extent any shares of Stock vest with an Employee in accordance with the terms hereof, stock certificates for the appropriate number of unrestricted shares of Stock shall be delivered promptly to the Employee. Shares of Stock will not be released to an Employee unless and until the amount of federal, state or local taxes required to be withheld has been paid or satisfied. Tax withholding liabilities may be satisfied by the Employee relinquishing shares of Stock vested pursuant to the Plan, valued at the market price of the Stock on the date such shares of Stock are released to the Employee.

                  7.    Term and Effective Date.

                  The Plan will become effective upon (i) approval by the Board and (ii) approval by the affirmative vote of a majority of the shares of voting capital stock of the Company present or represented and entitled to vote at the 1999 annual meeting of the Company's stockholders. Subject to Section 15 hereof, the Plan shall terminate upon issuance and vesting all of the Stock issuable pursuant to the Plan.

                  8.    Transferability.

                  Employees shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Stock awarded hereunder prior to the vesting of such shares of Stock. Upon vesting of such shares of Stock, an Employee will only transfer such shares of Stock in compliance with applicable federal and state securities laws. Employees who are affiliates of the Company may generally dispose of their shares in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended.

                  9.    Rights as a Stockholder.

                  Except as provided in Section 8 hereof or this Section 9, Employees shall have, with respect to any shares of Stock remaining to be vested hereunder, all of the rights of stockholders of the Company, including the right to vote such shares of Stock and to receive any cash dividends. Stock dividends, if any, issued with respect to such shares of Stock shall be subject to the same restrictions and other terms and conditions hereunder that apply to such shares of Stock.

                  10.   Investment Purpose.

                  At the time of issuance of any shares of Stock, the Administrator may, if it will deem it necessary or desirable for any reason, require an Employee to represent in writing to the Company that it is such Employee's then intention to acquire the Stock for investment purposes and not with a view to the distribution thereof.

                  11.   Right to Terminate Employment.

                  Nothing contained herein will restrict the right of the Company to terminate the employment of any Employee at any time.

                  12.   Finality of Determinations.

                  Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Administrator will be final and be binding and conclusive for all purposes.

                  13.   Subsidiary and Parent Corporations.

                  Unless the context requires otherwise, references under the Plan to the Company will be deemed to include any subsidiary corporations and parent corporations of the Company, as those terms are defined in Section 424 of the Internal Revenue Code of 1986, as amended.

                  14.   Governing Law.

                        The Plan will be governed by the laws of the State of Delaware.

                  15.   Amendment and Termination.

                  The Board may at any time terminate, amend or modify the Plan in any respect it deems suitable, including the amendment or modification of the vesting provisions in Section 2 hereof, without the approval of the stockholders of the Company, except to the extent that such stockholder approval is required under applicable law or the Board determines that such approval is necessary or desirable in order to ensure that the stock granted hereunder qualifies under any applicable section of the Internal Revenue Code or the Exchange Act; provided, however, that no amendment, modification or termination of the Plan may (A) adversely affect any unvested shares theretofore issued under the Plan without the consent of the Employee to whom such shares were issued or (B) modify the
allocation   of  shares   issued  to  the   employees   designated  by  the
Administrator.

                  16.   Override.

                  (a) With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

                  (b) All transactions pursuant to terms of the Plan, including, without limitation, awards and vesting of Stock, shall only be effective at such time as counsel to the Company shall have determined
that such  transaction will  not  violate   federal  or  state   securities
or other laws. The Administrator may, in its sole discretion, defer the effectiveness of such transaction to pursue whatever actions may be required to ensure compliance with such federal or state securities or other laws.

                             SCHEDULE A

Corporate Officers                             Presidents of Operations
------------------                             ------------------------



Robert J. Strudler                                 Sam B. Crimaldi
Isaac Heimbinder                                   James R. Petty
Gary L. Frueh                                      Christopher B. Rediger
Craig M. Johnson                                   Michael T. Richardson
Thomas A. Napoli                                   Phillip J. Walsh III
Frank E. Matthews
Chester P. Sadowski
Richard G. Slaughter
Kelly F. Somoza




Division Presidents
-------------------



Gary W. Aalen          Mountain Ops Land       Gene E. Lanton        Central Florida
Robert T. Allegra      Sarasota/Manatee        Charles D. Lindsay    Houston
Philip F. Barber       Shenandoah Valley Land  Michael J. Lutz       Central California
Brian W. Bombeck       Sacramento Land         Darin L. McMurry      Lee/Collier
George Breen           New Jersey Land         James G. Migliore     Ohio
Steven L. Craddock     Tucson                  Francine A. Miller    Central Florida
James E. Curry         South Florida Land      James R. Neilson      Thompson
George A. D'Hemecourt  Dallas/Ft. Worth        Richard L. Noble      Colorado Springs
Rory Dickens           D.C.                    John A. Sellinger     Central Florida
Francis J. Dolan       Orlando                 Frederick J. Sikorski Central Florida
Robert F. Fertig       North Florida           Paul D. Sims          Houston
Barry G. Grant         Phoenix                 Robert L. Sithens     Ohio
Steve T. Hackney       Las  Vegas              Gregory A. Snyder     New Jersey
Sherman S. Haggerty    Sacramento              Gust J. Valantasis    Orlando
Andrew G. Irick II     Central Florida Land    Joe L. Weathersby     South Texas
Jan Knibbe             Denver                  Jeffrey H. Whiton     Colorado